Exhibit 99.1

CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

February 12, 2013

Snyder’s-Lance, Inc. Reports Results for Full Year 2012

•	Grows earnings per diluted share more than 51% vs. prior year, 35% excluding special items

•	Reports 2012 full year earnings per diluted share of $0.95 excluding special items

•	Reports 2012 full year earnings per diluted share of $0.85 including special items

•	Completes merger integration work and Snack Factory acquisition during 2012

•	Positive outlook in 2013 for Net Revenue and Earnings per Share

Charlotte, NC, - February 12, 2013 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its fiscal year 2012. Net revenues for the year ended December 29, 2012, were $1.62 billion, a decrease of 1.0% from prior year net revenues of $1.64 billion. Net revenue, when adjusted for the impact of the independent business owner (“IBO”) route system conversion, increased 2.2% year over year. The Company realized full year net income of $66.1 million, excluding special items, or $0.95 per diluted share, as compared to full year 2011 net income of $47.8 million, excluding special items, or $0.70 per diluted share. Net income, including special items, was $59.1 million, or $0.85 per diluted share, for the full year 2012 compared to $38.3 million, or $0.56 per diluted share, for 2011.

Special items for 2012 were $7.0 million, after tax expense, and included approximately $2.6 million in severance costs and professional fees related to merger and integration activities, approximately $6.6 million in asset impairment charges, approximately $4.9 million in charges related to consolidation activities, and approximately $1.2 million in expenses associated with the acquisition of Snack Factory. Special items for 2012 also included gains on the sale of route businesses of approximately $8.3 million, net of the incremental taxes incurred on these gains. Special items, after tax expense, for 2011 included approximately $12.8 million of severance and professional fee expenses associated with merger and other integration efforts, approximately $6.5 million related to the impairment of transportation equipment, and approximately $1.7 million of impairment charges related to the closing of a manufacturing facility in Corsicana, TX. Special items for 2011 also included after-tax gains on the sale of route businesses of approximately $5.0 million and approximately $6.5 million related to a change in vacation plan.

Fourth quarter 2012 net revenues were $420 million including sales of Pretzel Crisps®, an increase of 1.9% compared to prior year fourth quarter net revenues of $412 million. Fourth quarter 2012 net income was $20.4 million, excluding special items, which was 44.4% above the $14.1 million of net income, excluding special items for the prior year. Net income including special items was $7.8 million for the fourth quarter 2012 compared to a fourth quarter 2011 net income including special items of $22.4 million.

Comments from Management

“This was an important and successful year for Snyder’s-Lance,” commented David V. Singer, Chief Executive Officer. “During 2012, we grew our earnings more than 35%, excluding special items, and grew our sales by 2.2% when the impact of our IBO conversion is excluded. We completed our merger integration, while we also rolled out and began to implement our strategic plan. In line with this plan, we delivered strong growth in our core branded items of Snyder’s of Hanover®, Lance® and Cape Cod®, and we acquired Snack Factory® and the fast growing Pretzel Crisps® brand. In 2012, we also invested in capacity and innovation capabilities while we improved margins on our non-branded items by discontinuing sales to certain customers who did not accept price increases. In the coming year, we’ll continue to build on this solid foundation as we drive for results that grow our top line and expand our margins through innovation and continued strong execution in the marketplace. Our new R&D center will open in 2013, and it will support aggressive innovation goals for our future.”

Mr. Singer continued, “As we recently announced, I have elected to retire from my role as CEO following our annual shareholders meeting on May 3, 2013. Carl E. Lee, Jr. our President and COO, will take on the title of CEO at that time. Our plans for 2013 and beyond look very bright, and with Carl’s exceptional leadership, I am confident in our ability to grow the Company and drive shareholder value as we expand our reach to new consumers and markets.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on March 6, 2013 to stockholders of record at the close of business on February 27, 2013.

Estimates provided for 2013

The Company estimates that its net revenue for the full year 2013 will be up 10% to 12% when compared to 2012. Estimates for earnings per diluted share show an increase between 22% and 32% compared to 2012 earnings per diluted share, excluding special items. Capital expenditures for 2013 are projected to be between $78 and $83 million as investments are made in plant improvements, quality, capacity and innovation.

Conference Call

Management will conduct a conference call and live webcast at 9:00 am eastern time on Tuesday, February 12, 2013 to review the Company’s full year results. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on February 12 and midnight on February 19. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 93605983. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart®, O-Ke-Doke®, Grande® and Padrinos® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements about future economic performance, finances, expectations, plans and prospects of Snyder’s-Lance, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words. Such forward-looking statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in or suggested by such statements.

For further information regarding cautionary statements and factors affecting future results, please refer to the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed subsequent to the Annual Report. Readers are cautioned not to unduly rely on forward looking statements, which speak only as of the date made. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net revenue	$419,826	$412,127	$1,618,634	$1,635,036
Cost of sales	277,209	268,012	1,079,777	1,065,107

Gross margin	142,617	144,115	538,857	569,929

Selling, general and administrative	115,733	110,412	440,597	495,267
Impairment charges	11,655	2,585	11,862	12,704
Gain on sale of route businesses, net	(739)	(5,652)	(22,335)	(9,440)
Other (income)/expense, net	(283)	1,381	(407)	993

Income before interest and income taxes	16,251	35,389	109,140	70,405

Interest expense, net	3,229	2,496	9,487	10,560

Income before income taxes	13,022	32,893	99,653	59,845

Income tax expense	5,212	10,274	40,143	21,104

Net income	7,810	22,619	59,510	38,741
Net income attributable to noncontrolling interests	28	192	425	483

Net revenue attributable to Snyder’s-Lance, Inc.	$7,782	$22,427	$59,085	$38,258

Basic earnings per share	$0.11	$0.33	$0.86	$0.57
Weighted average shares outstanding – basic	68,725	67,798	68,382	67,400

Diluted earnings per share	$0.11	$0.33	$0.85	$0.56
Weighted average shares outstanding – diluted	69,586	68,882	69,215	68,478

Cash dividends declared per share	$0.16	$0.16	$0.64	$0.64

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

As of December 29, 2012 and December 31, 2011

(in thousands, except share data)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$9,276	$20,841
Accounts receivable, net of allowances of $2,159 and $1,884, respectively	141,862	143,238
Inventories	118,256	106,261
Income tax receivable	—	18,119
Deferred income taxes	11,625	21,042
Assets held for sale	11,038	57,822
Prepaid expenses and other current assets	28,676	20,705

Total current assets	320,733	388,028
Noncurrent assets:
Fixed assets, net	331,385	313,043
Goodwill	540,389	367,853
Other intangible assets, net	531,735	376,062
Other noncurrent assets	22,490	21,804

Total assets	$1,746,732	$1,466,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20,462	$4,256
Accounts payable	52,753	52,930
Accrued compensation	31,037	29,248
Accrued profit-sharing and retirement plans	354	9,249
Accrual for casualty insurance claims	4,779	6,957
Accrued selling and promotional costs	16,240	21,465
Income tax payable	1,263	—
Other payables and accrued liabilities	27,735	31,041

Total current liabilities	154,623	155,146
Noncurrent liabilities:
Long-term debt	514,587	253,939
Deferred income taxes	176,037	196,244
Accrual for casualty insurance claims	9,759	7,724
Other noncurrent liabilities	19,551	15,146

Total liabilities	874,557	628,199

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.83 1/3 par value. Authorized 75,000,000 shares; 68,863,974 and 67,820,798 shares outstanding, respectively	57,384	56,515
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	746,155	730,338
Retained earnings	50,847	35,539
Accumulated other comprehensive income	15,118	13,719

Total Snyder’s-Lance, Inc. stockholders’ equity	869,504	836,111
Noncontrolling interests	2,671	2,480
Total stockholders’ equity	872,175	838,591

Total liabilities and stockholders’ equity	$1,746,732	$1,466,790

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Fiscal Years Ended December 29, 2012 and December 31, 2011

(in thousands)

	2012	2011
Operating activities:
Net income	$59,510	$38,741
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	53,764	55,337
Stock-based compensation expense	4,693	2,535
Loss on sale of fixed assets, net	597	1,851
Gain on sale of route businesses	(22,335)	(9,440)
Impairment charges	11,862	12,704
Change in vacation plan	—	(9,916)
Deferred income taxes	(15,279)	6,026
Provision for doubtful accounts	1,479	402
Changes in operating assets and liabilities, excluding business acquisitions	(1,523)	13,288

Net cash provided by operating activities	92,768	111,528

Investing activities:
Purchases of fixed assets	(80,304)	(57,726)
Purchases of route businesses	(28,523)	(31,418)
Proceeds from sale of fixed assets	9,324	4,351
Proceeds from sale of route businesses	93,896	42,294
Proceeds from sale of investments	1,444	960
Proceeds from federal grant for solar farm	—	4,212
Business acquisitions, net of cash acquired	(344,181)	(15,394)

Net cash used in investing activities	(348,344)	(52,721)

Financing activities:
Dividends paid to stockholders	(43,777)	(42,918)
Dividends paid to noncontrolling interests	(234)	(281)
Acquisition of remaining interest in Melisi Snacks, Inc.	—	(3,500)
Debt issuance costs	(2,028)	—
Issuances of common stock	9,710	8,142
Excess tax benefits from stock-based compensation	2,618	49
Repurchases of common stock	(335)	—
Repayments of long-term debt	(2,476)	(62,309)
Proceeds from long-term debt	325,211	—
Net (repayments)/proceeds from existing credit facilities	(44,841)	35,098

Net cash provided by/(used in) financing activities	243,848	(65,719)

Effect of exchange rate changes on cash	163	(124)

Decrease in cash and cash equivalents	(11,565)	(7,036)
Cash and cash equivalents at beginning of fiscal year	20,841	27,877

Cash and cash equivalents at end of fiscal year	$9,276	$20,841

Supplemental information:
Cash paid for income taxes, net of refunds of $12,591, $7,375 and $23, respectively	$33,554	$2,364
Cash paid for interest	$10,533	$11,341

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Quarter Ended December 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$7,782	$0.11

Merger-related items	1,149	0.02
Snack Factory acquisition costs	876	0.01
Manufacturing consolidation activities	3,238	0.04
Trademark impairment	4,966	0.07
Disposal costs and fixed asset impairments	1,896	0.03
Gain on sale of route businesses	(411)	0.00
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	897	0.01

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$20,393	$0.29

Quarter Ended December 31, 2011
Net income attributable to Snyder’s-Lance, Inc.	$22,427	$0.33

Costs related to closing the Corsicana, TX manufacturing facility	1,690	0.02
Change in vacation policy	(6,445)	(0.09)
Gain on sale of route businesses	(4,618)	(0.07)
Other merger-related costs – severance and professional fees	1,065	0.01

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$14,119	$0.20

Year Ended December 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$59,085	$0.85

Merger-related items	2,589	0.04
Snack Factory acquisition costs	1,163	0.02
Manufacturing consolidation activities	4,921	0.07
Trademark impairment	4,966	0.07
Disposal costs and fixed asset impairments	1,621	0.03
Gain on sale of route businesses	(13,869)	(0.21)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	5,604	0.08

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$66,080	$0.95

Year Ended December 31, 2011
Net income attributable to Snyder’s-Lance, Inc.	$38,258	$0.56

Impairment of route trucks	6,481	0.09
Costs related to closing the Corsicana, TX manufacturing facility	1,690	0.02
Change in vacation policy	(6,445)	(0.09)
Gain on sale of route businesses	(4,975)	(0.07)
Other merger-related costs – severance and professional fees	12,764	0.19

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$47,773	$0.70